EXHIBIT 8.3

                                      OPINION

                                         of

                                  RP FINANCIAL, INC.

                            REGARDING SUBSCRIPTION RIGHTS














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RP FINANCIAL, INC.
-----------------------------------------------
Financial Services Industry Consultants




                                        August 8, 1995



Board of Directors
FJF Financial, M.H.C.
Roxborough-Manayunk Federal Savings Bank
6060 Ridge Avenue
Philadelphia, Pennsylvania  19128

Board of Directors
Progress Financial Corporation
Progress Federal Savings Bank
600 West Germantown Pike
Plymouth Meeting, Pennsylvania  19462


Re:  Plan of Conversion, Agreement and Plan of Reorganization, and
       Plan of Merger:  Subscription Rights
     FJF Financial, M.H.C., Roxborough-Manayunk Federal Savings Bank, Progress Financial Corporation, and Progress Federal Savings Bank


Gentlemen:

     All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion and related Plan of Merger (the "Plan") adopted by Roxborough-Manayunk Federal Savings Bank ("Roxborough-Manayunk") and FJF Financial, M.H.C. (the "Mutual Holding Company"), and the Agreement and Plan of Reorganization and related Plan of Merger (collectively, the "Merger Agreement") adopted by Roxborough-Manayunk, the Mutual Holding Company, Progress Financial Corporation (the "Company") and Progress Federal Savings Bank ("Progress") (collectively, the "Parties"). Pursuant to the Plan and Merger Agreement, the Mutual Holding Company will convert to stock form and merge with Roxborough-Manayunk, which will then merge with Progress and become a subsidiary of the Company (collectively, with the Exchange, the "Conversion and Merger").

     We understand that Subscription Rights to purchase shares of Company Common Stock ("Conversion Stock") are to be issued to (i) Eligible Account Holders; (ii) the ESOP; (iii) Supplemental Eligible Account Holders; (iv) Other Members; and (v) Eligible Stockholders, collectively referred to as the "Recipients". Based solely upon our observation that the Subscription Rights will be available to such Recipients without cost, will be legally non-transferable and of short duration, and will afford the Recipients the right only to purchase shares of Conversion Stock at the same price as will be paid by members of the general public in the Community Offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the belief that:

     (1) the Subscription Rights will have no ascertainable market value; and,

     (2) the price at which the Subscription Rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance.


________________________________________________________________________________
Washington Headquarters

Rosslyn Center
1700 North Moore Street, Suite 2210                    Telephone: (703) 528-1700
Arlington, VA 22209                                      Fax No.: (703) 528-1788




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RP Financial, Inc.
Board of Directors
August 8, 1995
Page 2


     Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the pro forma market value alone. Accordingly, no assurance can be given that persons who subscribe to shares of Conversion Stock in the conversion will thereafter be able to buy or sell such shares at the same price paid in the Subscription Offering.

                                        Sincerely,


                                        /s/ William E. Pommerening

                                        William E. Pommerening
                                        Chief Executive Officer and
                                         Managing Consultant






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